Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 24, 2020, with respect to the consolidated balance sheets of Dynatronics Corporation and subsidiaries as of June 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended.

/s/ TANNER LLC

Salt Lake City, Utah
August 17, 2021